SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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/x/ Soliciting Material under §240.14a-12

INTER-TEL (DELAWARE), INCORPORATED
(Name of Registrant as Specified In Its Charter)

STEVEN G. MIHAYLO SUMMIT GROWTH MANAGEMENT LLC THE STEVEN G. MIHAYLO TRUST
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On June 4, 2007, Steven G. Mihaylo issued the following press release:

FOR IMMEDIATE RELEASE

Media Contact:

Sitrick And Company

Terry Fahn or John Lippman

(310) 788-2850

Investor Contact:

MacKenzie Partners

Dan Burch or Amy Bilbija

(212) 929-5500

STEVEN G. MIHAYLO SENDS LETTER URGING INTER-TEL

STOCKHOLDERS TO REJECT MITEL BUYOUT OFFER

Proposes Recapitalization Plan for Company that Could Yield Significantly Greater

Value than Current Buyout Offer

Recap Would Not Result in Change of Control of Inter-Tel or Cause it to Go Private

TEMPE, AZ – June 4, 2007 – Steven G. Mihaylo, former Chief Executive Officer of Inter-Tel (Delaware), Incorporated (NasdaqNM: INTL) today sent a letter urging Inter-Tel stockholders to vote against the Mitel Networks Corporation (“Mitel”) buyout offer and outlining a plan to recapitalize the Company which could provide “significantly” greater value to stockholders than the current buyout proposal. At the same time, the recapitalization plan would not result in a change of control of the Company or a going private transaction.

Mr. Mihaylo said that in his view the inherent value of Inter-Tel is much greater than the current proposed $25.60 per share acquisition by Mitel and that his recapitalization plan has the potential to provide stockholders with greater value. The recapitalization plan can be financed by using a portion of Inter-Tel’s existing cash and borrowing about $200 million at reasonable costs, according to an analysis prepared by RBC Capital Markets, the financial advisor to Mr. Mihaylo.

“I am not opposed to a sale of the Company, and if Mitel or another bidder offers what I believe is a fair price I will gladly support it; however, in the absence of that offer, I believe the Company has a better alternative through a leveraged recapitalization, which I firmly believe will provide greater present value to all shareholders and will at the same time preserve the opportunity for future growth and upside potential, including a sale at a later date,” he wrote to stockholders.

Details of the alternative recapitalization plan will be filed shortly with the Securities and Exchange Commission, Mr. Mihaylo told stockholders.

Mr. Mihaylo resigned from Inter-Tel after 35 years as chief executive in February, 2006. Mr. Mihaylo is the beneficial owner of 5,189,748 shares of Inter-Tel common stock, or about 19.0% of the common shares outstanding. He is the Company’s single largest stockholder.

A full text of the letter sent to stockholders today is attached below:

STEVEN G. MIHAYLO

P.O. Box 19790

Reno, Nevada 89511

June 4, 2007

Dear Fellow Stockholder,

As the founder of Inter-Tel and its Chief Executive Officer for over 35 years, I am proud to be associated with the Company and its tremendous growth over that period of time. Despite the Company’s growth over those years, I was asked to resign as CEO in February of last year. At that time, I lost confidence in management and their ability to devise a reasonable strategic plan to continue that growth. Because of this lack of confidence and the risk to my significant financial stake in the Company, I submitted an offer to buy the Company but made clear at the time that I would be fully prepared to support a sale of the Company to the highest bidder if a true auction were held where all bidders had an equal opportunity to participate. Both my offer to buy the Company and the proposal to sell the Company to the highest bidder were rejected by the Board.

I recently discovered that throughout my clashes with the Board over the past 15 months, during which time the Board staunchly refused to conduct a public sale process, the Board was in fact quietly pursuing potential sale transactions without my knowledge or participation. I have spent significant amounts of my personal assets to communicate directly with you about the direction that I believe the Company should take, yet despite these efforts and my clear interest in pursuing a sale, the Company accepted a proposal that I believe does not reflect the intrinsic value of the Company.

To test this view, I asked my financial advisors to analyze alternative transactions and assess whether higher value could be achieved without changing control of the Company or taking it private. Based on their analysis and recent trading trends in our stock, I believe the Company could undertake a leveraged recapitalization which would yield significantly greater present value than the current offer even after paying the termination fee now required under the current buyout proposal. Based upon discussions with my financial advisors, I am confident that the recapitalization I envision can be financed using some of the Company’s existing excess cash and approximately $200 million of additional borrowing at reasonable cost.

Today I formally asked the Board of Directors to consider this alternative in lieu of the Mitel buyout offer to be voted on by shareholders later this month. I am hopeful that they will thoroughly evaluate my value-maximization proposal, and I will advise you promptly of their reply. The details of my alternative recapitalization proposal will be filed with the SEC shortly.

I believe the inherent value of the Company is significantly greater than the current offer, and therefore intend to vote “NO” on the Mitel buyout proposal and urge you to do the same.

We have worked too hard to see the Company sold for what I believe is less than its true value. I am not opposed to a sale of the Company, and if Mitel or another bidder offers what I believe is a fair price I will gladly support it; however, in the absence of that offer, I believe the Company has a better alternative through a leveraged recapitalization, which I firmly believe will provide greater present value to all shareholders and will at the same time preserve the opportunity for future growth and upside potential, including a possible sale at a later date.

Thank you for considering this matter.

Very truly yours,

/s/ Steven G. Mihaylo
STEVEN G. MIHAYLO

Mr. Mihaylo intends to send you proxy materials shortly. Once you receive Mr. Mihaylo’s proxy material, you can vote “AGAINST”

the merger on the proxy card furnished by Mr. Mihaylo. Until then,

Mr. Mihaylo urges you to oppose the merger. You can do so either by simply not returning the Company’s proxy card since a failure to vote has the same effect as a vote against the merger or by voting

“AGAINST” the Merger on the Company’s proxy card.

If you have any questions, please contact MacKenzie Partners, Inc.,

the firm assisting Mr. Mihaylo in the solicitation of proxies:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

TOLL FREE: (800) 322-2885

or

CALL COLLECT: (212) 929-5500

proxy@mackenziepartners.com

Participant Legend

Steven G. Mihaylo (“Mr. Mihaylo”) plans to file with the Securities and Exchange Commission, and mail to stockholders of Inter-Tel (Delaware), Incorporated (“Inter-Tel”), a proxy statement in connection with his opposition to the adoption of the Agreement and Plan of Merger, dated as of April 26, 2007, by and among Inter-Tel, Mitel Networks Corporation and Arsenal Acquisition Corporation to be voted on by stockholders at a Special Meeting of Inter-Tel stockholders to be held on June 29, 2007 (the “Special Meeting”). MR. MIHAYLO STRONGLY ADVISES ALL INTER-TEL STOCKHOLDERS TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN THE

PROXY SOLICITATION. SUCH PROXY STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

Participant Information

Mr. Mihaylo, Summit Growth Management LLC (“Summit”) and the Steven G. Mihaylo Trust (the “Trust”) are participants in the solicitation of proxies by Mr. Mihaylo from stockholders of Inter-Tel in connection with the Special Meeting. Mr. Mihaylo intends to solicit proxies from the stockholders of Inter-Tel to vote against the adoption of the Merger Agreement at the Special Meeting.

Mr. Mihaylo is the founder and former Chairman of the Board and former Chief Executive Officer of Inter-Tel. Mr. Mihaylo is the sole member and managing member of Summit, an entity through which he makes investments. Mr. Mihaylo is the sole trustee of the Trust.

As of June 4, 2007, Mr. Mihaylo is the beneficial owner of 5,189,748 shares of Inter-Tel common stock, or approximately 19.0% of the shares of common stock outstanding. Of these 5,189,748 shares, Mr. Mihaylo (i) is the holder of record of 1,498 shares of Inter-Tel common stock, (ii) is the holder of record of options to acquire 7,500 shares of Inter-Tel common stock which became exercisable on November 12, 2006, (iii) is the holder of record of options to acquire 2,750 shares of Inter-Tel common stock which became exercisable on December 7, 2006 and (iv) may be deemed to be the beneficial owner of the 5,178,000 shares of Inter-Tel common stock held by the Trust because Mr. Mihaylo is the sole trustee of the Trust.

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